FOR IMMEDIATE RELEASE

CONTACT:
Investment Community:	Media:
Mark Russell	Matt Gove
Senior Vice President and	Director of Corporate Communications
Senior Investment Officer	(770) 857-2548
(770) 857-2449	mattgove@cousinsproperties.com
markrussell@cousinsproperties.com

Web Site address: www.cousinsproperties.com

COUSINS ADDS HANCE AND GLOVER TO BOARD OF DIRECTORS

Addition of Bank of America vet and Turner Enterprises CEO expands Board’s size to 11

ATLANTA (February 9, 2005) – Cousins Properties Incorporated (NYSE: CUZ) announced today that James H. Hance, Jr. and S. Taylor Glover have been elected to its Board of Directors, expanding the Company’s Board to 11 members.

     “Jim and Taylor are very intelligent and broadly experienced executives and will enhance the variety of perspectives on our Board. In addition, adding two more independent members should give our shareholders even more confidence in the oversight provided by our deep and experienced Board of Directors,” said Tom Bell, president and CEO of Cousins.

     An 18-year veteran of Bank of America and its predecessors, Mr. Hance most recently served as Vice Chairman for the Charlotte-based bank. He joined NCNB in 1987 and became CFO in 1988. Mr. Hance was instrumental in the string of acquisitions that transformed NCNB into NationsBank and subsequently Bank of America. In the civic sector, Mr. Hance has served as Chairman of the Charlotte Chamber of Commerce, co-Chairman of Advantage Carolina and Chairman of the North Carolina Blumenthal Performing Arts Center. He has also served on the boards of visitors at the Duke University Fuqua School of Business and Johnson C. Smith University, and also served on the United Negro College Fund Board of Directors.

     Mr. Glover is president and CEO of Atlanta-based Turner Enterprises Inc., which manages the private landholdings of Ted Turner. Prior to joining Turner in 2002, Mr. Glover spent 30 years with Merrill Lynch, most recently as senior vice president of the Private Client Group. A native of Newnan, Ga., Mr. Glover currently serves on the Board of Trustees of Davidson College and Atlanta’s Woodruff Arts Center, and is an advisor to the board of the Turner Foundation Inc., the United Nations Foundation and the Nuclear Threat Initiative. He has previously served on the boards of organizations including CARE–Atlanta, the Upper Chattahoochee Riverkeeper, the Nature Conservancy of Georgia, the Westminster Schools and Columbia Seminary.

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CUZ Adds Hance and Glover To Board Of Directors

February 9, 2005

     Cousins Properties Incorporated, headquartered in Atlanta, has extensive experience in the real estate industry including the development, acquisition, financing, management and leasing of properties. The property types that Cousins actively invests in include office, retail, medical office, industrial and land development projects. The Company’s portfolio consists of interests in 7.2 million square feet of office and medical office space, 3.1 million square feet of retail space, over 3,000 acres of strategically located land tracts for sale or future development, and significant land holdings for development of single family residential communities. Cousins also provides leasing and management services to third-party investors; its client-services portfolio comprises 10.6 million square feet of office space. Cousins is a fully integrated equity real estate investment trust (REIT) that has been public since 1962 and trades on the New York Stock Exchange under the symbol “CUZ.” For more information on the Company, please visit Cousins’ Web site at www.cousinsproperties.com.

     Certain matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risks, including, but not limited to, general and local economic conditions, local real estate conditions, the activity of others developing competitive projects, the cyclical nature of the real estate industry, the financial condition of existing tenants, interest rates, the Company’s ability to obtain favorable financing or zoning, environmental matters, the effects of terrorism, the failure of assets under contract for sale to ultimately close and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Current Report on Form 8-K filed on December 10, 2003. The words “believes”, “expects”, “anticipates”, “estimates” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in any forward-looking statement are reasonable, the Company can give no assurance that these plans, intentions or expectations will be achieved. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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